UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported)	June 6, 2013

AmTrust Financial Services, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-33143	04-3106389
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

59 Maiden Lane, 43rd Floor, New York, New York	10038
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code	(212) 220-7120

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.133-4 (c))

Item 1.02	Termination of a Material Definitive Agreement.

On June 6, 2013, AmTrust Financial Services, Inc. and its wholly-owned subsidiary, AmTrust International Insurance, Ltd. (together, the “Company”), National General Holdings Corp. (“NGHC”), The Michael Karfunkel 2005 Grantor Retained Annuity Trust and Michael Karfunkel terminated the Stockholders Agreement among the parties dated as of October 16, 2009, as amended (the “Stockholders Agreement”) in connection with the completion of a transaction by NGHC. Pursuant to the Stockholders Agreement, the Company had pre-emptive rights with respect to any future issuances of securities by NGHC and the Company’s conversion rights of its Series A Preferred Stock of NGHC were subject to customary anti-dilution protections. In addition, the Company had the right to appoint two members to NGHC’s board of directors, which, as of December 31, 2012, consisted of five members. Subject to certain limitations, NGHC’s board of directors could not take any action at a meeting without at least one Company director in attendance, and NGHC could not take certain corporate actions without the approval of a majority of NGHC’s board of directors (including the two Company directors).

Item 8.01	Other Events.

On June 5, 2013, the Company converted its 53,054 shares of Series A Preferred Stock of NGHC into 42,958 shares of NGHC common stock, par value $0.01 per share, which became 12,295,430 shares of common stock after NGHC effected a 286.22:1 stock split on June 6, 2013. In addition, on June 5, 2013, NGHC declared the Company’s cumulative dividend of approximately $12.2 million on the Series A Preferred Stock payable through that date.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AmTrust Financial Services, Inc.
(Registrant)

Date	June 7, 2013

/s/ Stephen Ungar
Stephen Ungar
Senior Vice President, General Counsel and Secretary